Exhibit 99.1

PRESS RELEASE
FOR ADDITIONAL INFORMATION: Investor Relations Heather Kos +1 844-632-1060 IR@univar.com Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Solutions to Sell Environmental Sciences Business to AEA Investors

•	Transaction is expected to close by the end of 2019 or early 2020

•	Contract sales price of $195 million. Total economic value of the transaction will be increased by cost avoidance opportunities

•	Net proceeds to be used to further pay down Univar Solutions debt

•	Trace McEuen, vice president of Environmental Sciences at Univar Solutions, to continue to lead business

DOWNERS GROVE, Ill. and NEW YORK, — December 5, 2019 — Univar Solutions Inc. (NYSE: UNVR) (“Univar Solutions” or “the “Company”), a global chemical and ingredient distributor and provider of value-added services, and AEA Investors (“AEA”), a leading global private investment firm, today announced a definitive agreement under which affiliates of AEA will acquire Univar Solutions’ Environmental Sciences business for $195 million.

“After careful and thorough evaluation, we are convinced that this transaction will be a ‘win-win’ for our Environmental Sciences dedicated employees, our loyal customers and supplier partners and for Univar Solutions.” said David Jukes, Univar Solutions president and chief executive officer. “Environmental Sciences is already well established as an industry leader in pest management, and we are confident that AEA has the right resources and vision to position the business for long term sustainable growth. We will continue our intense focus on growing the value of our core chemical distribution and ingredient business, and capturing the maximum value from the integration of the legacy Univar and Nexeo Solutions.”

Trace McEuen, vice president of Environmental Sciences, who will continue to lead the business under AEA’s ownership, stated, “AEA has a deep understanding of the Environmental Sciences business and our future opportunities, including our ability to meet the growing demand in our existing and adjacent end markets. As a standalone company, with the focused ownership and committed resources of AEA, we expect to be even better positioned to serve our customers and partner with suppliers as we drive growth and build on the momentum we have already created at Univar Solutions.”

Headquartered in Austin, Texas, Univar Solutions’ Environmental Sciences business is a premier pest management business serving customers in the U.S., Canada, and Mexico directly through approximately 250+ sales and service professionals and 70 ProCenters and in Latin America and the Caribbean through a network of authorized dealer partners. The business serves the expanding markets for pest control (including structural pest, public health, wildlife, vegetation management, and turf & ornamental) with unparalleled products and services, as well as educational and technology resources, including PestWeb.com, a best-in-class online resource for pest management professionals.

The transaction is expected to close by the end of 2019 or early 2020, subject to receipt of regulatory approvals and satisfaction of other customary closing conditions. The standalone Environmental Sciences business is expected to announce a new name and brand identity upon close of the transaction.

Advisors

For Univar Solutions, Piper Jaffray & Co. is serving as financial advisor, and Stinson LLP is serving as legal counsel. For AEA, Fried, Frank, Harris, Shriver & Jacobson LLP is serving as legal counsel.

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value-added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

About AEA

AEA Investors LP was founded in 1968 by the Rockefeller, Mellon and Harriman family interests and S.G. Warburg & Co. as a private investment vehicle for a select group of industrial family offices with substantial assets. AEA has an extraordinary global network built over many years which includes leading industrial families, business executives and leaders; many of whom invest with AEA as active individual investors (“Participants”) and/or join its portfolio company boards or act in other advisory roles. Today, AEA’s approximately 80 investment professionals operate globally with offices in New York, Connecticut, London, Munich and Shanghai. The firm manages funds that have approximately $15 billion of invested and committed capital including the leveraged buyouts of middle market companies and small business companies and mezzanine and senior debt investments. AEA Private Equity invests across three sectors: value added industrials, consumer, and services. The AEA Small Business Private Equity team is a strategy within AEA that currently manages over $1.5 billion of invested and committed capital. The small business team seeks to help grow and transform companies at the lower end of the middle market by sponsoring growing companies with proven management teams and superior business models.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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